Exhibit 99.3

Department of Insurance

State of Arizona

Financial Affairs Division

Telephone: (602) 364-3999

Facsimile: (602) 364-3989

Janice K. Brewer	2910 North 44th Street, Suite 210	CHRISTINA URIAS
Governor	Phoenix, Arizona 85018-7269	Director of Insurance
www.azinsurance.gov

February 10, 2010

Don Lofe, Jr.

Executive Vice President and Chief Financial Officer

PMI Mortgage Insurance Co.

3003 Oak Road

Walnut Creek, CA 94597

Re:	PMI Mortgage Insurance Co. (NAIC #27251) (“PMI”)
Request for Waiver of Minimum Policyholder Position

Dear Mr. Lofe:

Arizona law requires a mortgage insurer to maintain a minimum policyholder position (“MPP”) as defined and described in A.R.S. §20-1550. PMI Mortgage Insurance Co. (“PMI”) requested that the Director exercise her discretion pursuant to A.R.S. §20-1550(G) and allow PMI to continue transacting new business in the event it is not in compliance with the MPP. In order to evaluate the reasonableness of PMI’s request for a waiver from the A.R.S. §20-1550 MPP requirement, we conducted a confidential examination of PMI’s business operations and forecasted financial position to determine whether it has adequate liquidity and financial resources to fulfill its obligations under existing and prospectively issued mortgage guaranty insurance contracts.

Based on information obtained from the examination, the Department concluded that PMI currently has sufficient capital and resources to fulfill its current and projected policyholder obligations. Therefore, the Department grants PMI’s requested waiver from the MPP requirement. This waiver permits PMI to continue to write new mortgage guaranty insurance contracts despite its failure to comply with the MPP requirement set forth in A.R.S. §20-1550. This waiver shall remain in effect until December 31, 2011. The Director may, in her sole discretion, withdraw the waiver at any time if the facts and circumstances warrant such action.

During the term that this waiver remains in effect, PMI shall:

1.	Provide regular, periodic reports to the Department with respect to, among other things, PMI’s financial condition and financial projections, MPP and risk-to-capital ratio, underwriting guidelines and practices, and the volume and characteristics of new insurance written. Such periodic reporting shall be in a manner, frequency and substance acceptable to the Department.

2.	Submit to the Department for its approval, no later than February 28, 2010 and 2011, PMI’s annual operating plan of that calendar year. The plan shall include management’s expectations regarding, among other things, annual premium and new insurance written volume, incurred losses and LAE, and underwriting expense estimates for that calendar year.

3.	Submit to the Department for its approval, prior to their implementation, any proposed material change to PMI’s then-current underwriting guidelines or operating plan.

4.	As soon as practicable, review with the Department any known material change to PMI’s financial condition or then-current financial projections, or any material deviation from operating plan estimates.

The Department may conduct examinations and/or analyses to confirm that PMI continues to operate within the limits of the approved business plan and to ensure that its financial condition has not become financially hazardous to its policyholders and the public. Future examinations may utilize contract examination resources pursuant to A.R.S. §20-156.

Please contact me if you have any questions regarding this correspondence.

Sincerely,

/s/ Steven P. Ferguson
Steven P. Ferguson
Assistant Director

cc. Christina	Urias
Kurt Regner
David Lee
Leslie Hess